UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 12, 2016

FLAGSHIP GLOBAL CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-165538	26-4033740
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

50 Hill Crescent,

Worcester Park, Surrey, England KT4 8NA

(Address of principal executive offices)

Registrant’s telephone number, including area code 020 8949 2259

NL ONE CORPORATION
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

 On May 31, 2016, the Company’s Board of Director(s) and majority vote of shareholders approved a one-for-eight stock split of the Company’s issued and outstanding common stock, par value $.0001 per share and to change the name of the Company from “NL One Corporation” to “Flagship Global Corporation.” In addition, the board of directors and shareholders approved and voted to change our ticker symbol from NLLN to FGCN.

On June 27, 2016, we filed a Certificate of Amendment pursuant to NRS 78.385 and 78.390 to change our name with the Nevada Secretary of State. The effective date of the name change is June 17, 2016.

On June 27, 2016, we filed a Certificate of Change pursuant to NRS 78.209 with Nevada Secretary of State in regards to a 1:8 reverse stock split with an effective date of June 17, 2016.

Item 8.01 Other Items

1.) On May 31, 2016, at a meeting of our company’s board of directors and majority shareholders, a resolution was approved to effect the following:

A reverse stock split at a ratio of one to eight (1:8) for the shares issued, outstanding and held by all current stockholders.

The Corporation shall issue one (1) share of Common Stock in exchange for every eight (8) shares of Common Stock issued and outstanding immediately prior to the effective date of the Reverse Split. Our new CUSIP number is 33842T109.

Fractional shares resulting from the Reverse Split will be rounded up to the next whole number of shares.

Effective as of June 17, 2016, the total outstanding shares of the Company following the reverse stock split is now 43,611,250 shares of common stock. Our controlling shareholder, Stansbridge Limited now owns approximately 40,501,000 shares of our common stock. Stansbridge Limited is owned and controlled by our sole officer and director, Gary Richard Brown.

 *Note: Previous to the split our issued and outstanding common shares totaled 348,890,000.

*The authorized shares of the Company remain the same and the par value of the Company has remained unaffected by this resolution.

2.) On July 12, 2016, FINRA announced into the OTC MarketPlace our 1:8 reverse stock split, name change and voluntary symbol change. A “D” has been placed on our ticker symbol for 20 business days. After 20 days has passed, the “D” will be removed from the existing symbol, and the new symbol FGCN will be added under our new name.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NL ONE CORP

/s/ Gary Richard Brown
Gary Richard Brown
Chief Executive Officer

Date: July 15, 2016